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Exhibit 21.1

Subsidiaries of the Registrant

1.    Autodata, Inc. (DE- 07/13/99)

          a.     Autodata Solutions Company (Nova Scotia Company- 07/27/99): a wholly-owned subsidiary of Autodata, Inc.

2.    Autodata Solutions, Inc. (DE- 03/15/00)

3.    CarsDirect Mortgage Services, Inc. (DE- 10/08/03)

          a.     LoanApp, Inc. (DE-02/02/05): a wholly-owned subsidiary of CarsDirect Mortgage Services, Inc.

4.    CD1Financial.com, LLC (DE- 05/13/99)

5.    IB Services Limited (England & Wales- 06/07/07)

          a.     Jelsoft Enterprises Limited (England & Wales Company- 11/03/97): a wholly-owned subsidiary of IB Services Limited.

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  Exhibit 21.1